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EXHIBIT 21

Subsidiaries of Registrant

Subsidiary	Jurisdiction	Date of Incorporation	DBA
SANavigator, Inc.	Delaware	Sept. 7, 2001	SANavigator
McDATA Australia Pty. Ltd	Australia	Nov. 19, 2001	McDATA Australia Pty. Ltd
McDATA Technology Systems GmbH	Germany	Nov. 6, 2000	McDATA Technology Systems GmbH
McDATA Hong Kong	Hong Kong	Sept. 12, 2001	McDATA Hong Kong
McDATA Technology Systems Ltd	Ireland	Aug. 11, 1999	McDATA Technology Systems Ltd
McDATA Japan KK	Japan	June 21, 2000	McDATA Japan KK
McDATA Technology Systems Singapore PTE, Ltd.	Singapore	May 25, 2002	McDATA Technology Systems Singapore PTE, Ltd.

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  EXHIBIT 21